EXHIBIT 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Senior Unsecured Notes	457(r)	$1,000,000,000	98.949%	$989,490,000	$92.70 per $1 million	$91,725.72

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,000,000,000.